2001 Spring Road, Suite 400, Oak Brook, I L 60523-3930 • (630) 954-3773 • www.portillos.com

November 3, 2024

Tony Darden,

Portillo’s Hot Dogs, LLC is excited to offer you the Chief Operations Officer position on our bun-believable team. Your passion for our restaurant and your drive to be the best fits right into our family environment! The Heart of Portillo’s is our People. Our people define our culture and beliefs. They live our Company values of Family, Greatness, Energy and Fun every day by reminding us to be our best, have fun, exude energy, and treat each other like family. We believe you embody our core values, and we can’t wait for you to be a part of the Portillo’s family!

Your starting date is set as December 9, 2024. Your base salary is $465,000.00 per year and is paid on a bi-weekly basis. You will also be eligible to participate in a discretionary annual bonus program with a target of 75% of your base salary. Although you’re starting during the 2024 fiscal year, based on the timing of your start date, you are not eligible for the 2024 bonus.

Bonus payments are generally paid on or around April 1st, for performance in the prior calendar year. Direct deposit is available for paychecks, and we highly encourage all Team Members to use it.

In your new position, you are also eligible to participate in the 2021 Equity Incentive Plan, with the details set out below, subject to final approval by the Board of Directors. Your position will be eligible for a one-time award of Restricted Stock Units valued at approximately $200,000. All Restricted Stock Unit equity shares granted will be based on the PTLO stock price at the end of trading day on the grant date. These RSUs will have a 2-year vesting period, with ½ tranche vesting on the first and second anniversary of the grant date. In addition, Portillo’s is granting you a one-time equity award of $110,000 Restricted Stock Units and $110,000 of Performance Restricted Stock Units, subject to the terms of the plan.

Your ongoing annual Long-Term Equity Plan target LTIP is $650,000, subject to terms of the plan. The LTIP target is reflective of 50% Restricted Stock Units ($325,000) and 50% Performance Stock Units ($325,000). Awards are generally approved and granted in April.

Full family medical, dental, vision and short-term disability coverage is offered through our Company's benefit plan and is effective after a 60-day waiting period. Your portion of the premium equivalent is dependent on the coverage you select. In addition, you are eligible to participate in the long-term disability plan, offered at attractive rates, and a financial and tax planning program offered to Portillo’s Executive Team members, which is fully paid for by the Company.

In the event you are currently covered under a health plan and intend to exercise your COBRA rights during the waiting period, Portillo’s will pay that cost on your behalf until your waiting period is met.

Portillo’s offers unlimited Paid Time Off (PTO) for Directors, Vice Presidents and Executive Level Team Members. Eligibility for the Company’s 401(k) retirement plan begins after 90 days of employment. In addition, we offer a non-qualified deferred compensation plan for our highly compensated employees. You will be eligible for participation in this plan.

This is an offer of employment only and should not be construed as an employment contract. Your employment with the Company is contingent upon your execution and return of the Confidentiality, Work for Hire and Non-Solicitation Agreement, attached, and final approval by the Company’s Compensation Committee.
I look forward to having you join our Portillo’s family and know that you will live our values of Family, Greatness, Energy and Fun! Please feel free to contact me via email at jwaite@portillos.com or my cell phone (925) 822-7040 with any questions.

If you choose to accept this offer, please sign below and return it to me at your earliest convenience.

We look forward to welcoming you to the Portillo’s family.

Sincerely,

Jill Waite, CPO
Portillo’s Hot Dogs LLC

I hereby accept the contingent offer as Chief Operating Officer of Portillo’s Hot Dogs, LLC

/s/ Tony Darden_______________
Signature

11/12/2024
Date